Securities Act File No. XXX-XXXXXXX

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

☒Registration Statement Under the Securities Act of 1933
☐	Pre-effective Amendment No.
☐	Post-effective Amendment No.

EDGAR EXPRESS, INC.

(Exact Name of Registrant as Specified in Charter)

11650 South State St., Ste. 240

Draper, Utah 84020

(Address of Principal Executive Offices)

(801) 816-2524

(Registrant’s Telephone Number, Including Area Code)

Mary Foster, Chief Executive Officer

Edgar Express, Inc.

11650 South State St., Ste. 240

Draper, Utah 84020

(Name and Address of Agent for Service)

Copies to:

John D. Thomas, Esq.

John D. Thomas, P.C.

11650 South State Street, Suite 240

Draper, UT 84020

Telephone: (801) 816-2536

Facsimile: (801) 816-2537

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer [ ] Accelerated Filer [ ] Non-Accelerated Filer [ ] Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

Title of Securities Being Registered	Amount Being Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common stock ($0.001 par value)	1,550,000	$0.02	$3.59

(1)

Represents the maximum number of common shares to be registered for resale by certain shareholders of the Registrant. In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover additional shares of common stock pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Further, the offering price has been arbitrarily determined by the Company and bears no relationship to assets, market assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any other price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither the Registrant nor the Selling Stockholders are soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION ON ____________

Up to 1,550,000 Shares of Common Stock

EDGAR EXPRESS, INC.

________________________________________

This prospectus relates to the exchange and resale of 1,550,000 shares of common stock (collectively, the “Shares”) of Edgar Express, Inc. (hereafter, “we” “us” “our”, “Edgar Express” or the “Company”) by certain holders of our common stock (hereafter, the “Selling Stockholders”) of the Company, at a fixed price of $0.02 per share. The Selling Stockholders will each be selling for their own account, but we are paying the expenses incurred in registering the Shares. All selling and other expenses incurred by the Selling Stockholders will be borne by them. We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. Any participating broker-dealers and any Selling Stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their Shares.

The Shares being offered by the Selling Stockholders pursuant to this prospectus are considered “ restricted securities” under the Securities Act before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these Shares under the Securities Act to allow for a sale by the Selling Stockholders to the public without restriction.

We are registering the Shares pursuant to a Registration Statement filed with the U.S. Securities and Exchange Commission (“SEC”), of which this prospectus forms a part. We intend to apply to have our common stock quoted on the over-the-counter market (“OTC”). We cannot assure you that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”) to facilitate such quotation, nor can we assure you that such an application for quotation will be approved. Further, we cannot assure you that an active trading market for our common stock will develop or will be sustained if developed. If our common stock becomes traded on the OTC, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the Selling Stockholders.

Our auditors have expressed substantial doubt as to our ability to continue as a going concern. We expect that we will need approximately $25,000 in capital to continue as a going concern for the next twelve months from the date of this prospectus, excluding any costs or expenses we might incur with respect to any commercial or business development opportunities. We intend to raise capital to fund future operations through private placements and public securities offerings.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act (“JOBS Act”) and are eligible for reduced public company reporting requirements. We do not consider ourselves a shell company or a blank check company.

The information in this preliminary prospectus is not complete and may be changed. The Shares may not be sold until the Registration Statement filed with the SEC is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

An investment in our common stock is subject to many risks and an investment in our shares will also involve a high degree of risk. See “Risk Factors” on page 4 to read about factors you should consider before purchasing shares of our common stock.

_______________________________________

Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed. This prospectus is included in the Registration Statement that was filed by us with the SEC. The Selling Stockholders may not sell these securities without an exemption under the Securities Act until the Registration Statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is October ___, 2017

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders are not offering to sell the Shares in any jurisdiction where such offering or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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FORWARD-LOOKING STATEMENTS AND PROJECTIONS

All statements contained in this prospectus that are not historical facts, including statements regarding anticipated activity, are “forward-looking statements” within the meaning of the federal securities laws, involve a number of risks and uncertainties and are based on our beliefs and assumptions and information currently available to us. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expect,” “objective,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “forecast,” “continue,” “strategy,” or “position” or the negative of such terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including:

•	The level of competition for administrative support, merchant and regulatory services;

•	Our ability to obtain additional capital to expand our business or finance the development or acquisition of other lines of service that we may offer our customers;

•	Our reliance upon management and particularly Mary Foster, our Chief Executive Officer, to execute our business plan; and

•	The risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus.

We caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “we,” “us,” “our,” “Edgar Express” and the “Company” refer to Edgar Express, Inc. We refer in this prospectus to our executive officers and other members of our management team, collectively, as “Management.”

We were organized in the State of Utah on March 20, 2014. We provide administrative support, merchant and regulatory filing services to include full service XML, XBRL and HTML compliant EDGAR and XBRL filings. Regulatory filing services, which comprise the bulk of our revenue at this time, are provided to a limited number of small public companies that are required to file reports with the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”), or file registration statements or other documents with the SEC pursuant to the Securities Act. Our business office and mailing address is 11650 South State Street, Suite 240, Draper, Utah 84020. Our telephone number is (801) 816-2524. You can find out more about our Company on our website located at www.edgarexpress.com. Our website, however, does not constitute a part of this prospectus.

In addition to being the Chairman of the Company’s board of directors, Mary Foster is the Company’s Chief Executive Officer and Secretary. We currently have two employees and utilize the services of various contract personnel from time to time.

We are filing this prospectus in connection with the resale of 1,550,000 shares of common stock, by the selling stockholders. Other holders of our common stock, who are affiliates of the Company, will not be considered part of the Selling Stockholders and will not be registering their common stock hereunder.

Our management has determined that it is in our best interests to become a reporting company under the Exchange Act and endeavor to establish a public trading market for our common stock. Our management believes that establishing a public market: (i) will increase our profile as an active company in the SEC filing and Exchange Act compliance business, giving us greater identity and recognition in the US: and (ii) will make it easier for us to attract additional equity capital, which we need to expand our business and secure additional customers. We cannot assure you that we will accomplish any of the foregoing goals and prospective investors are cautioned to carefully read the risk factors set forth herein prior to making an investment decision.

Once we become subject to the information requirements of the Exchange Act, we will file quarterly and annual reports, as well as other information with the SEC. Such reports and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and at various regional and district offices maintained by the SEC throughout the United States. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports and other information regarding us and other registrants that file electronic reports and information with the SEC.

Emerging Growth Company Status

We are an "emerging growth company", as defined in the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of the transition period pursuant to Section 107(b).

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

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SUMMARY OF THE OFFERING

Common Stock offered by the Selling Stockholders	The Selling Stockholders are offering up to 1,550,000 shares of our common stock for public and private resale.
Terms of the Offering

The prices at which the Selling Stockholders may sell their Shares will be at a fixed price of $0.02 per share until the shares of our common stock are traded on the trading platform operated by OTC Markets Group, Inc. (hereafter the “OTC”). The Selling Stockholders have not engaged any underwriter in connection with the sale of their Shares. Although we intend to apply for quotation of our common stock on the OTC through a market maker, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the Selling Stockholders.

Shares Outstanding

We are authorized to issue 50,000,000 shares of common stock, with a par value of $0.001 per share. As of the date of this prospectus, we have 11,700,000 shares of common stock issued and outstanding.

We are authorized to issue 10,000,000 shares of preferred stock, with a par value of $0.001 per share, in one or more series and may designate the relative rights, privileges, and preferences thereof. As of the date of this prospectus, we have no shares of preferred stock outstanding and we have no present intention to issue any shares of preferred stock in the future.

Termination of the Offering	The offering will conclude upon the earliest of (i) such time as all the Shares have been sold pursuant to the Registration Statement or (ii) such time as all of the Shares become eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act (iii) or we decide at any time to terminate the registration of the Shares at our sole discretion.

Trading Market

Currently, there is no trading market for our securities. We intend to apply for quotation on the OTC. We will require the assistance of a market maker to apply for quotation and there is no guarantee that a market maker will agree to assist us or be successful in obtaining approval for a quotation.

Use of Proceeds	We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.
Expenses	We will pay all expenses associated with this Registration Statement.
Distribution Arrangements

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares stock in private transactions at the fixed price denoted on the cover page of this prospectus or, if our shares of common stock are quoted on the OTC or other market or trading platform, at prevailing market prices. We will not be involved in any of the selling efforts of the Selling Stockholders.

Risk Factors	An investment in our common stock is subject to significant risks that you should carefully consider before investing in our common stock. For a further discussion of these risk factors, please see “Risk Factors” beginning on page 4.

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RISK FACTORS

An investment in our securities involves certain risks relating to our business and operations. You should carefully consider these risks, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our Company. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading price of our common stock could decline and you may lose all or part of your investment.

General Risks Related to Our Business

The bulk of our revenues are concentrated among a small number of customers.

We presently provide administrative support, merchant and regulatory filing services for eight customers and are looking to expand our customer base to include both a greater number of clients and larger more mature clients. Nevertheless, the loss of any one of our present clients due to moving services back in house, acquisition, failure to file Exchange Act reports, inability to absorb the compliance costs of being a reporting issuer, or other reasons, without the addition of a new customer, would have a material adverse effect on our operations and financial condition.

If we are not required to continue filing reports under Section 15(d) of the Securities Exchange Act of 1934 in the future, for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this Registration Statement is declared effective, and we do not file a Registration Statement on Form 8-A, our common stock (if listed or quoted) would no longer be eligible for quotation, which could reduce the value of your investment.

As a result of this offering, as required under Section 15(d) of the Exchange Act, we will file periodic reports with the SEC as required under Section 15(d).  However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common stock can no longer be quoted on the OTC Markets OTC Link, which could reduce the value of your investment. There is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective.  Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, and audit committee oversight. We have not yet adopted any of these corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

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Our election not to opt out of JOBS Act extended accounting transition period may not make our financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company we can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the application date for private companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. As of present, there are no new or revised accounting standards that have been issued by the PCAOB or the SEC applicable to us for which we have adopted the application date for private companies.

The JOBS Act will also allow us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC. The recently enacted JOBS Act is intended to reduce the regulatory burden on emerging growth companies. The Registrant meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

• be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

• be exempt from the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

• be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934 and instead provide a reduced level of disclosure concerning executive compensation; and

• be exempt from any rules that may be adopted by the Public Registrant Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We intend to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. We have elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as the Company qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as the Company qualifies as an emerging growth company, we may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers that would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate our Company. As a result, investor confidence and the market price of our common stock may be adversely affected.

As a smaller public company, our costs of complying with SEC reporting rules will be disproportionately high relative to other larger companies.

After our Registration Statement is declared effective, we intend to become a “reporting issuer” under the Securities Exchange Act of 1934, as amended. Therefore, we will incur certain costs of compliance with applicable SEC reporting rules and regulations including, but not limited to attorneys’ fees, accounting and auditing fees, other professional fees, financial printing costs and Sarbanes-Oxley compliance costs in an amount estimated at approximately $25,000 per year. In proportion to our operations, these costs are far more significant than our publicly-traded competitors. Unless we are able to reduce these costs or increase our operating revenues, our costs to remain a reporting issuer will limit our ability to use our cash resources for other more productive uses that could provide returns to our shareholders.

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If we are unable to retain our staff, our business and results of operations could be harmed.

Our ability to compete with other SEC filing companies, and develop our clientele is largely dependent on the services of Mary Foster, our Chief Executive Officer, and other employees and contractors which assist her in management and operation of the business. If we are unable to retain Mses. Foster’s services and to attract other qualified senior management and key personnel on terms satisfactory to us, our business will be adversely affected. We do not have key man life insurance covering the life of Mses. Foster and, even if we are able to afford such a key man policy, our coverage levels may not be sufficient to offset any losses we may suffer as a result of Mses. Foster’s death, disability, or other inability to perform services for us.

We may acquire businesses and enter into joint ventures that will expose us to increased operating risks.

As part of our growth strategy, we may acquire other small administrative support, merchant and regulatory filing service businesses. We cannot provide any assurance that we will find attractive acquisition candidates in the future, that we will be able to acquire such candidates on economically acceptable terms or that we will be able to finance acquisitions on economically acceptable terms. Even if we are able to acquire new businesses in the future, they could result in the incurrence of substantial additional indebtedness and other expenses or potentially dilutive issuances of equity securities and may affect the market price of our common stock or restrict our operations. We may also enter into joint venture arrangements intended to complement or expand our business in the future. These joint ventures are subject to substantial risks and liabilities associated with their operations, as well as the risk that our relationships with our joint venture partners do not succeed in the manner that we anticipate.

We face intense competition and, if we are not able to effectively compete in our markets, our revenues may decrease.

Competitive pressures in our markets could adversely affect our competitive position, leading to a possible loss of customers or a decrease in prices, either of which could result in decreased revenues and profits. Our competitors are numerous, ranging from large multinational corporations, which have significantly greater capital resources than us, to relatively small and specialized firms. Our business could be adversely affected because of increased competition from these companies.

Current and future litigation could adversely affect us.

We are not currently involved in any legal proceedings. However, we may become involved in other legal proceedings in our ordinary course of business. Lawsuits and other legal proceedings can involve substantial costs, including the costs associated with investigation, litigation and possible settlement, judgment, penalty or fine. As a smaller company, the collective costs of litigation proceedings can represent a drain on our cash resources, as well as an inordinate amount of our Management’s time and addition. Moreover, an adverse ruling in respect of certain litigation could have a material adverse effect on our results of operation and financial condition.

We have limited the liability of our board of directors and management.

We have adopted provisions in our Articles of Incorporation which limit the liability of our directors and officers and have also adopted provisions in our bylaws which provide for indemnification by the Company of our officers and directors to the fullest extent permitted by Utah corporate law. Our Articles of Incorporation generally provide that our directors shall have no personal liability to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit our shareholders’ ability to hold directors liable for breaches of fiduciary duty.

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Our share structure could impede a non-negotiated change of control of the Company.

Mary Foster presently holds 10,000,000 shares of our common stock, equal to 85.47% of the voting shares of our Company. As a result Mses. Foster holds a controlling interest in the Company and may unilaterally determine the election of the Board of Directors and the future direction of the Company. Consequently, any attempt to take over the Company without the consent of Mses. Foster would be extremely difficult to achieve. Because of the disproportionate voting control of Mses. Foster, she alone could inhibit, delay, or frustrate entirely an attempt by others to take over control of our Company and could prevent our shareholders from obtaining a premium for their shares.

Risks Related to Our Regulatory Filing Business

Although we offer administrative support, merchant and regulatory filing services, our core service niche and revenues are generated through regulatory filing services.

Our services are primarily used by our customers for Exchange Act reporting. Because our revenue stream is not diversified, changes in reporting obligations by the SEC could lessen or eliminate filings that would be required by small public issuers, and would have a material adverse effect on our financial condition and results of operations.

Changes in SEC regulations or the technology interface used by the SEC may impair or eliminate the need for reporting issuers to use third-party filers such as Edgar Express.

From time to time, the SEC will modify its regulations that govern the standards and protocols for electronic filings made by reporting issuers. Certain of these changes concern the technology interface used by the SEC to receive and accept these filings, or may involve the manner in which these filings are rendered by the issuers (such as the inclusion of electronic “tags” in financial statements and notes thereto, for example) prior to filing. We cannot assure you that our Company will be able to adapt to changes in SEC regulations or technology requirements for reporting issuers. Further, we also cannot assure you that smaller issuers, such as the customers presently serviced by the Company, will be able to find a cost-effective way to file reports with the SEC without the need for third-party filers such as Edgar Express.

In connection with the XBRL and EDGAR conversion services that we offer, we are made aware of information regarding our clients prior to it being disclosed to the public. If we fail to keep this information confidential, our business and reputation could be significantly and adversely affected.

Our business involves the conversion of materials to XBRL and EDGAR format for filing with the SEC before the information contained in the materials is made public. As such, we are frequently in possession of confidential information and documentation regarding our clients before it is made public. Securities laws and regulations in the US and elsewhere contain penalties for the misuse of material nonpublic information of the type we often possess, and violation of these laws and regulations could result in civil and criminal penalties. If we do not keep this information confidential, or misuse it in violation of the aforementioned laws and regulations, we could be subject to civil claims by our clients or other third parties or criminal investigations by appropriate authorities. We could also damage our relationships with existing clients or harm our ability to attract new clients.

The software and equipment we use in our EDGAR business is subject to rapid technological change and could require us to make significant capital investment in new equipment and technologies.

Newer technologies, techniques and/or products for delivery of the EDGAR and XBRL services we offer could be developed with better performance than the computer equipment and software that we currently use. The availability of new and better technologies could require us to make significant investments in computer equipment and software, render our current computer equipment or software obsolete and have a significant negative impact on our business and results of operations. Furthermore, technological changes, such as improvements or advancements in computer equipment or software could require a significant investment on our part to train our employees how to use these new applications.

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Risks Related to Our Administrative Support Business

Our success depends on growth in market acceptance of the outsourced services we provide.

Our success depends on the willingness of our clients to outsource to a third-party service provider. Many companies have invested substantial resources in their own internal support services and therefore may be reluctant to change. Companies may not engage us for other reasons, including a desire to maintain control over all aspects of their administrative support services, or a belief that they manage their administrative support services more effectively using their internal administrative organizations, perceptions about the expenses associated with our services, perceptions about whether our services comply with laws and regulations applicable to them or their businesses, or other considerations that may not always be evident. Additional concerns or considerations may also emerge in the future. If we are not successful in addressing potential clients’ concerns and convincing companies that our solution can fulfill their administrative support service needs, then the market for our solution may not develop as we anticipate and our business may not grow.

We are subject to client attrition.

We regularly experience client attrition due to a variety of factors, including increases in administrative fees, client business failure, competition and clients determining to bring administrative support services in house. Our standard client service agreement can be cancelled by us or by the client without penalty with 30 days’ prior written notice. If we were to experience client attrition in excess of our projected annual attrition rate, it could harm our business, results of operations and financial condition.

We depend on licenses to third-party software in order to provide our services.

We license a substantial portion of the software on which we depend to provide services to our clients from third-party vendors. If we are unable to maintain these licenses, or if we are required to make significant changes in the terms and conditions of these licenses, we may need to seek replacement vendors or change our software architecture to address licensing revisions with our current vendors, either of which could increase our expenses and impair the quality of our services. In addition, we cannot assure you that our key vendors will continue to support their technology. Financial or other difficulties experienced by these vendors may adversely affect the technologies we incorporate into our services. If this software ceases to be available, we may be unable to find suitable alternatives on reasonable terms, or at all.

We must keep pace with rapid technological change in order to succeed.

Our client support services depend upon the use of software, hardware and networking technologies that must be frequently and rapidly upgraded in response to technological advances, competitive pressures and consumer expectations. To succeed, we will need to effectively develop or license and integrate these new technologies as they become available to improve our services commensurate with client requirements. Any difficulties we encounter in adapting applications upgrades to our systems could harm our performance or delay or prevent the successful development, introduction or marketing of new services. New products or upgrades may not be released according to schedule, or may contain defects when released. Difficulties in integrating new technologies could result in adverse publicity, loss of sales, delay in market acceptance of our services, or client claims against us, any of which could harm our business. We could also incur substantial costs in modifying our services or infrastructure to adapt to these changes. In addition, we could lose market share if our competitors develop technologically superior products and services.

If we are unable to protect our intellectual property, or if we infringe on the intellectual property rights of others, our business may be harmed.

Our success depends in part on intellectual property rights to the services that we develop. We rely on a combination of contractual rights, including non-disclosure agreements, trade secrets, copyrights and trademarks, to establish and protect our intellectual property rights in our names, services, methodologies and related technologies. If we lose intellectual property protection or the ability to secure intellectual property protection on any of our names, confidential information or technology, this could harm our business. Our intellectual property rights may

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not prevent competitors from independently developing services and methodologies similar to ours, and the steps we take might be inadequate to deter infringement or misappropriation of our intellectual property by competitors, former employees or other third parties, any of which could harm our business. We do not currently have any registered patents or pending patent applications covering any of our technology.

Our use of open source software could subject us to possible litigation.

A portion of our technologies incorporates open source software, and we expect to continue to incorporate open source software into our platform in the future. Few of the licenses applicable to open source software have been interpreted by courts, and their application to the open source software integrated into our proprietary technology platform may be uncertain. If we fail to comply with these licenses, then pursuant to the terms of these licenses, we may be subject to certain requirements, including requirements that we make available the source code for our software that incorporates the open source software. We cannot assure you that we have not incorporated open source software in our software in a manner that is inconsistent with the terms of the applicable licenses or our current policies and procedures. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could incur significant legal expenses defending against such allegations. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our technology platform.

Risks Related to Our Merchant Processing Business

Fraud by clients, employees or others could have a material adverse effect on our business, financial condition and results of operations.

We face potential liability for fraudulent electronic payment transactions or credits initiated on behalf of our clients. Examples of fraud include when a client or other party knowingly uses a stolen or counterfeit credit, debit or stored value card, card number or other credentials to record a false sales transaction, processes an invalid card or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting and fraud. Fraudulent activities could also be perpetrated by our employees or agents. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud would increase our chargeback liability or other liability, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in requirements relating to the handling of sensitive data could adversely impact our ability to be compliant with such requirements and may have a material adverse effect on our business.

Changes in laws or governmental regulations or the rules and regulations of the payment networks, or an increased level of enforcement action regarding the same, related to the secure processing, storage and transmission of sensitive data, including personally identifiable information, could require us to update our systems or change the way in which we perform our services and could have a material effect on our business.

If we cannot pass increases in interchange, assessment, transaction and other fees along to our clients, our operating margins will be reduced.

We pay certain fees set by the payment networks to the card issuing financial institution and the payment networks for each transaction we process. From time to time, the payment networks increase the fees that they charge payment processors. At their sole discretion, the payment networks have the right to pass any increase in interchange and other fees on to us, and they have consistently done so in the past. We are generally permitted under the contracts into which we enter, and in the past we have been able to, pass these fee increases along to our merchants through corresponding increases in our processing fees. However, if we are unable to pass through these and other fees in the future, it could have a material adverse effect on our business, financial condition and results of operations.

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Risks Relating To This Offering and Our Common Stock

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The Selling Stockholders holding 1,550,000 shares of common stock may resell their shares of Common stock through this prospectus. Should the selling stockholders decide to sell our shares at a price below the current market price at which they are quoted, such sales will cause that market price to decline. Moreover, given the lack of trading volume in our shares, the offer or sale of a large number of shares at any price may cause the market price to fall. A steep decline in the price of our common stock would adversely affect our ability to raise additional equity capital, and even if we were successful in raising such capital, the terms of such raise may be substantially dilutive to current shareholders.

The market price of our common stock may fluctuate significantly.

If we are able to obtain a quotation of our shares on the OTC or other trading platform, the market price and marketability of shares of our common stock may be affected significantly by numerous factors, including some over which we have no control and which may not be directly related to us. These factors include the following:

•	Our relatively small number of outstanding shares;
•	The lack of trading volume in our shares;
•	Price and volume fluctuations in the stock market from time to time, which often are unrelated to our operating performance;
•	Variations in our operating results;
•	Any shortfall in revenue or any increase in losses from expected levels;
•	Announcements of new initiatives, joint ventures, or commercial arrangements; and
•	General economic trends and other external factors.

If the trading price of our common stock falls significantly following completion of this offering, this may cause some of our shareholders to sell our shares, which would further adversely affect the trading market for, and liquidity of, our common stock. If we seek to raise capital through future equity financings, this volatility may adversely affect our ability to raise such equity capital.

Our common stock will be subject to the “penny stock” rules of the SEC and the trading market in our securities will likely be limited, which will make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock”. Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

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The offering price of the Shares was determined based on the price of our private offering and should not be used as an indicator of the future market price of the securities.

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of $0.02 per share for the Shares was determined based on the price of our private offering. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our Company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We have never paid a dividend and we intend to retain any future earnings to finance the development and expansion of our business. Consequently, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. We cannot assure you that stockholders will be able to sell shares when desired.

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PLAN OF DISTRIBUTION

The Selling Stockholders may sell some or all of the Shares at a fixed price of $0.02 per share until our common stock is quoted on the OTC and thereafter at prevailing market prices or privately negotiated prices.

Prior to being quoted on the OTC, the Selling Stockholders may sell their Shares in private transactions to other individuals. We will be working with a market maker to submit an application to obtain a quotation on the OTC. In order to be quoted on the OTC, a market maker must file an application and other necessary documents with the Financial Industry Regulatory Authority (“FINRA”) on our behalf in order to make a market for our common stock. We have not yet engaged a market maker to file such application. Furthermore, we cannot assure you that such an application for quotation will be approved. However, sales by Selling Stockholders must be made at the fixed price of $0.01 until a market develops for our common stock.

Once a market has developed for our common stock, the Shares may be sold or distributed from time to time by the Selling Stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales;

•	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading;

•	through direct sales to purchasers or sales effected through agents;

•	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise); or

•	any combination of the foregoing.

In addition, the Selling Stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this prospectus. None of the Selling Stockholders are broker-dealers or affiliates of broker dealers.

We will advise the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a broker-dealer may be in excess of customary commissions). Neither the Selling Stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the Selling Stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus.

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We have advised each Selling Stockholder that it may not use the Shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the SEC. If a Selling Stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stocks under the Exchange Act. The shares may remain penny stocks for the foreseeable future. The classification of our shares as penny stocks makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in Edgar Express, Inc. will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document approved by the SEC, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M of the Securities Exchange Act of 1934. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

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Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the Selling Stockholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the Selling Stockholders of the requirements for delivery of this prospectus in connection with any sales of the Shares offered by this prospectus.

USE OF PROCEEDS

The Shares offered by this prospectus are being registered for the account of the Selling Stockholders. As a result, all proceeds from the sales of the Shares will go to the selling Stockholders and we will not receive any proceeds from the resale of these Shares. We will, however, incur all costs associated with this Registration Statement and prospectus.

DETERMINATION OF THE OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our Selling Stockholders pursuant to an exemption under Section 4(a)(2) and Rule 506(b) of Regulation D promulgated under the Securities Act.

If the Registration Statement, of which this prospectus constitutes a part, is declared effective, the prices at which the Shares may actually be sold will be determined by the prevailing public market price for our shares of common stock, by negotiations between the selling security holders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

The offering price of the shares of our common stock does not necessarily bear any relationship to market value, our book value, assets, past operating results, financial condition or any other established criteria of value.

Although our common stock is not listed on a public exchange, we intend to cause the filing of a 15c2-11 application with FINRA to obtain a quotation on the OTC. In order to be quoted on the OTC, a market maker must file an application on our behalf in order to make a market for our common stock. We cannot assure you that a market maker will agree to file the necessary documents with FINRA, nor can we assure you that such an application for quotation will be approved.

In addition, we cannot assure you that our common stock will trade at any certain market price, as prices for the common stock in any public market, which may develop, will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Further, we cannot assure you that our common stock will trade at market prices in excess of the initial offering price, as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of such market.

DILUTION

The Shares to be sold by the Selling Stockholders as provided in the “Selling Stockholders” section below are currently issued and outstanding common stock of the Company. Accordingly, there will be no dilution to our existing stockholders as a result of the offering.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders of Capital Stock

As of the date of this Registration Statement, we have 36 holders of our common stock.

Rule 144 Shares

As of the date of this Registration Statement, we do not have any shares of our common stock that are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144.

Stock Option Grants and Equity Incentives

We do not have a stock option or equity incentive plan in place and have not granted any stock options or equity incentives at this time.

Transfer Agent

We have engaged Colonial Stock Transfer Company, Salt Lake City, Utah, as our Transfer Agent.

Shares Eligible for Future Sale

As of the date of this prospectus, we had 11,700,000 shares of common stock issued and outstanding. Of the 11,700,000 shares of common stock issued and outstanding, 1,550,000 Shares are being registered for the benefit of the Selling Stockholders, none of whom are affiliates of the Company.

Registered Shares. If the Registration Statement, of which this prospectus forms a part, is declared effective by the SEC, the Shares will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

Unregistered Shares – Use of Rule 144. The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Sales by Non-Affiliates. Once the Company has been subject to, and is in compliance with, the reporting requirements of the Exchange Act for at least 90 days, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those securities in a public transaction. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

Sales by Affiliates. Once the Company has been subject to, and is in compliance with, the reporting requirements of the Exchange Act for at least 90 days, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months would be entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of our shares of common stock then outstanding; or

•	the average weekly trading volume of our shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

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Dividends and Distributions

We have not paid any cash dividends on our common stock since inception and do not anticipate paying cash dividends in the foreseeable future. We expect that any future earnings will be retained for use in developing and/or expanding our business.

selling stockholders

The Selling Stockholders holders named in this prospectus are offering an aggregate of 1,550,000 Shares of common stock for resale by them. We will not receive any proceeds from the sale of Shares being sold by the Selling Stockholders.

The following table sets forth the names of the Selling Stockholders and the number of shares of common stock of the Company beneficially owned by each of them as of the date of this prospectus. The Selling Stockholders acquired their Shares through either cash purchases of newly-issued common stock of the Company in a private placement or in consideration for services rendered the Company.

The Selling Stockholders may offer and sell, from time to time, any or all of the Shares registered for resale hereunder. Because the Selling Stockholders may offer all or only some portion of the 1,550,000 Shares being registered hereunder, we cannot estimate the amount or percentage of these shares of common stock that will be retained by any of them. The Selling Stockholders are under no obligation to sell all or any portion of the Shares, nor are the Selling Stockholders obligated to sell any Shares immediately upon effectiveness of the Registration Statement of which this prospectus forms a part. Each of the Selling Stockholders has furnished us all relevant information with respect to their respective share ownership.

The computation of ownership in the table below is not made pursuant to the beneficial ownership rules of the SEC under “Security Ownership of Certain Beneficial Owners and Management” on page 18, but is instead based solely upon the name of the titled holder of such shares as of the date of this prospectus. Except for Chene Gardner, the Company’s Founder and former Chief Executive Officer from inception until June 1, 2015, none of the Selling Stockholders have had any material relationship with us. Currently, none of the Selling Stockholders have a material relationship with us. To our knowledge, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Stockholder	Total Shares of Common Stock to be Registered in this Offering	Percent of Class
Alan Gardner	50,000	0.43%
Allyson Oveson	25,000	0.21%
Amanda Hawkes	25,000	0.21%
Whitney Bish	25,000	0.21%
Bonnie Rasmussen	25,000	0.21%
Chantelle Palou	50,000	0.43%
Chene Gardner	100,000	0.85%
David Kimball	50,000	0.43%
Deborah Thomas	75,000	0.64%
Drew Denney	50,000	0.43%

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Elliott Polatoff	50,000	0.43%
Greg Hansen	50,000	0.43%
Gloria Barlow	25,000	0.21%
Jake Arave	50,000	0.43%
Jay Tyler Rasmussen	25,000	0.21%
Jeremiah Denos	50,000	0.43%
Joseph Denos	50,000	0.43%
John D. Thomas	250,000	2.14%
Jon Bish	50,000	0.43%
Jordan Gardner	50,000	0.43%
Lars Oveson	25,000	0.21%
Lehi Barlow	25,000	0.21%
Monica Denos	50,000	0.43%
Natalie Roos	25,000	0.21%
Shelley Romero	50,000	0.43%
Shiloh Poulsen	25,000	0.21%
Sienna Denos	50,000	0.43%
Steven Barlow	25,000	0.21%
Tori Brais	25,000	0.21%
Whitney Gardner	50,000	0.43%
Wade Hill	25,000	0.21%
Wade Mitchell	50,000	0.43%
Total	1,550,000	13.25%

(1) For each Selling Stockholder, the number of shares of common stock and percentage of ownership is based upon 11,700,000 shares issued and outstanding as of the date of this prospectus. As of such date, there are no shares of common stock subject to options, warrants, and/or conversion rights held directly by any Selling Stockholder that are currently exercisable or exercisable within 60 days. The table above attributes ownership to the named holder of the common stock and to no other person. The table also assumes that each Selling Stockholder will sell all of his or her shares in the offering. Please review the tables set forth in “Security Ownership of Beneficial Owners and Management” on page 18 to review beneficial ownership of our common stock as of as of the date of this prospectus, according to the SEC’s beneficial ownership rules.

We may require the Selling Stockholders to suspend the sales of the Shares offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related Registration Statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

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Except for the issuances of shares as described in this prospectus and the transactions described under “Certain Relationships and Related Transactions” on page 22, there is no prior or existing material relationship between us or any of our directors, executive officers, or control persons and any of the Selling Stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were organized in the State of Utah on March 20, 2014. We provide administrative support, merchant and regulatory filing services to include full service XML, XBRL and HTML compliant EDGAR and XBRL filings. Regulatory filing services, which comprise the bulk of our revenue at this time, are provided to a limited number of small public companies that are required to file reports with the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”), or file registration statements or other documents with the SEC pursuant to the Securities Act. Our business office and mailing address is 11650 South State Street, Suite 240, Draper, Utah 84020. Our telephone number is (801) 816-2524. You can find out more about our Company on our website located at www.edgarexpress.com. Our website, however, does not constitute a part of this prospectus.

General and administrative expenses have been comprised of administrative wages and benefits; occupancy and office expenses; outside legal, accounting and other professional fees; travel and other miscellaneous office and administrative expenses. Selling and marketing expenses include selling/marketing wages and benefits, advertising and promotional expenses, as well as travel and other miscellaneous related expenses.

Because we have incurred losses, income tax expenses are immaterial. No tax benefits have been booked related to operating loss carryforwards, given our uncertainty of being able to utilize such loss carryforwards in future years. We anticipate incurring additional losses during the coming year.

Results of Operations

Following is management’s discussion of the relevant items affecting results of operations for the years ended December 31, 2016 and 2015, and the Six Months Ended June 30, 2017 and 2016.

Revenues.

Years Ended December 31, 2016 and 2015. The Company generated net revenues of $32,802 during the year ended December 31, 2016 as compared to $32,062 for the year ended December 31, 2015. We expect revenues to increase as we continue to pursue funding through investment and the application for lines of credit with financial institutions.

Six Months Ended June 30, 2017 and 2016. The Company generated net revenues of $26,953 during the six months ended June 30, 2017 as compared to $14,665 for the six months ended June 30, 2016. In the future, the Company’s primary source of revenue is expected to be related to EDGAR and XBRL filings and associated services.

Compensation and payroll taxes.

Years Ended December 31, 2016 and 2015. Compensation and payroll taxes for the year ended December 31, 2016 was $56,892 as compared to $51,808 for the year ended December 31, 2015.

Six Months Ended June 30, 2017 and 2016. Compensation and payroll taxes for the six months ended June 30, 2017 was $29,162 as compared to $27,813 for the six months ended June 30, 2016.

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Professional fees.

Years Ended December 31, 2016 and 2015. Professional fees for the year ended December 31, 2016 was $21,960 as compared to $16,066 for the year ended December 31, 2015. The Company expects professional fees to increase in the future due to the fees associated with the Company filings with the Securities and Exchange Commission.

Six Months Ended June 30, 2017 and 2016. Professional fees for the six months ended June 30, 2017 was $2,500 as compared to $8,888 for the six months ended June 30, 2016.

Other Operating Expenses.

Years Ended December 31, 2016 and 2015. Other operating expenses were $8,044 for the year ended December 31, 2016 as compared to $13,322 for the year ended December 31, 2015.

Six Months Ended June 30, 2017 and 2016. Other operating expenses for the six months ended June 30, 2017 were $3,624 compared to $4,405 for the six months ended June 30, 2016.

Other Income (Expense).

Years Ended December 31, 2016 and 2015. The Company had net other expense of $171 for the year ended December 31, 2016 compared to net other expense of $25 for the year ended December 31, 2015. Other expenses incurred were comprised primarily of interest expenses.

Six Months Ended June 30, 2017 and 2016. The Company had net other expenses of $12,637 for the six months ended June 30, 2017 compared to $146 for the six months ended June 30, 2016. Other expenses incurred were comprised primarily of interest expenses related to notes payable. The increase is the result of the Company issuing interest bearing notes payable on January 1, 2017.

Net Loss.

Years Ended December 31, 2016 and 2015. The Company had a net loss of $54,265 for the year ended December 31, 2016 compared to $49,159 for the year ended December 31, 2015. The increase in net loss was mainly due to increases in payroll expenses and professional fees.

Six Months Ended June 30, 2017 and 2016. The Company had a net loss of $20,970 for the six months ended June 30, 2017 compared to $26,587 for the six months ended June 30, 2016.

Liquidity and Capital Resources

As of June 30, 2017, our working capital deficit of $340,713 was comprised of total current assets of $37,564 and total current liabilities of $378,277.

As of December 31, 2016, our working capital deficit of $319,743 was comprised of total current assets of $16,994 and total current liabilities of $336,737. We continue to consume working capital in the pursuit of our business plan utilizing proceeds from loans or sales of our equity.

We do not believe that the Company’s current capital resources will be sufficient to fund its operating activity and other capital resource demands during the next year. Our ability to continue as a going concern is contingent upon our ability to obtain capital through the sale of equity or issuance of debt, and ultimately attaining profitable operations. We expect that any financing we receive will be similar to what we have heretofore received over the previous two years to enable us to operate, which financing consists of long term loans at negotiated rates of interest. We cannot assure you that we will be able to successfully complete any of these activities.

The independent registered public accounting firm’s report on our financial statements as of December 31, 2016, includes a “going concern” explanatory paragraph that describes substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to the factors prompting the explanatory paragraph are discussed below and also in Note 8 to the financial statements.

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We are presently seeking additional debt and equity financing to provide sufficient funds for payment of obligations incurred and to fund our ongoing business plan. We cannot assure you, however, that any such financings will be available or will otherwise be made on terms acceptable to us, or that our present shareholders might suffer substantial dilution as a result.

For the six months ended June 30, 2017, cash increased $12,291 from $138 at December 31, 2016 to $12,429 at June 30, 2017.

Net cash used in operating activities was $11,459 for the six months ended June 30, 2017, with a net loss of $20,970, provision for doubtful accounts of $125, an increase in accounts receivable of $8,404, and an increase in accounts payable and accrued liabilities of $17,790.

Net cash provided by financing activities was $23,750 for the six months ended June 30, 2017 which consisted of proceeds from loans payable from related parties.

For the year ended December 31, 2016, cash decreased $70 from $208 at December 31, 2015 to $138 at December 31, 2016.

Net cash used in operating activities was $43,910 during the year ended December 31, 2016, with a net loss of $54,265, provision for doubtful accounts of $1,090, common stock issued for services of $5,000, an increase in accounts receivable of $7,406 and an increase in accounts payable and accrued expenses of $11,671.

During the year ended December 31, 2016, the Company had no net cash flows from investing activities.

During the year ended December 31, 2016, the Company had $43,840 in net cash provided by financing activities which consisted of proceeds from loans payable in the amount of $43,840.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Subsequent Events

Subsequent to June 30, 2017, the Company sold 1,250,000 restricted shares of common stock at $0.02 per share for total cash consideration of $25,000.

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BUSINESS

Our Company

Organization and Background

We were organized in the State of Utah on March 20, 2014. We provide administrative support, merchant and regulatory filing services to include full service XML, XBRL and HTML compliant EDGAR and XBRL filings. Regulatory filing services, which comprise the bulk of our revenue at this time, are provided to a limited number of small public companies that are required to file reports with the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”), or file registration statements or other documents with the SEC pursuant to the Securities Act. Our business office and mailing address is 11650 South State Street, Suite 240, Draper, Utah 84020. Our telephone number is (801) 816-2524. You can find out more about our Company on our website located at www.edgarexpress.com. Our website, however, does not constitute a part of this prospectus.

In addition to being the Chairman of the Company’s board of directors, Mary Foster is the Company’s Chief Executive Officer and Secretary. We currently have two employees and utilize the services of various contract personnel from time to time.

We are filing this prospectus in connection with the resale of 1,550,000 shares of common shares, by the selling stockholders. Other holders of our common shares, who are affiliates of the Company, will not be considered part of the Selling Stockholders and will not be registering their common shares hereunder.

Our management has determined that it is in our best interests to become a reporting company under the Exchange Act and endeavor to establish a public trading market for our common stock. Our management believes that establishing a public market: (i) will increase our profile as an active company in the credit software business, giving us greater identity and recognition in the US: and (ii) will make it easier for us to attract additional equity capital, which we need to expand our business in various US states. There is no assurance that we will accomplish any of the foregoing goals and prospective investors are cautioned to carefully read the risk factors set forth herein prior to making an investment decision.

Once we become subject to the information requirements of the Exchange Act, we will file quarterly and annual reports, as well as other information with the SEC. Such reports and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and at various regional and district offices maintained by the SEC throughout the United States. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports and other information regarding us and other registrants that file electronic reports and information with the SEC.

Emerging Growth Company Status

We are an "emerging growth company", as defined in the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of the transition period pursuant to Section 107(b).

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We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Regulatory Filing Operations

Since inception, we have operated as a low cost SEC filer for smaller reporting companies. We utilize third-party software to render word-processed documents, spreadsheets, and other items in a format acceptable to the SEC’s EDGAR system. In addition, we also are able to modify Securities Act filings and Exchange Act reports in XBRL format to assist our customers in complying with the SEC’s XBRL requirements applicable to certain filings and reports. Our Chief Executive officer has over 12 years of experience in providing these services.

We primarily provide our services in a narrow market niche (smaller companies that file Exchange Act reports), the scope of which includes the following:

•	Application for EDGAR access codes (CIK, CCC, and passwords) for our customers and their principals;
•	Conversion of required documents to acceptable formats (HTML, ASCII, XBRL);
•	XBRL tagging of filings and reports;
•	Editing and additional formatting as required by certain customers; and
•	Electronic transmission of the tagged and converted documents with the SEC via the EDGAR system.

We receive word-processed and other electronically-produced filings from our customers and then format these filings into EDGAR and XBRL format, as applicable. We then send the draft formatted filing to a representative of our customer for review, further editing, or approval to file. Once a converted document has been approved by our customer, our software allows us to file directly with the SEC on our customer’s behalf.

Our rates vary depending on size of the filing and the complexity of the service offered, as well as whether or not our customer submission will include financial statements, tables, or will require XBRL tagging in addition to rendering the customer files into an EDGAR-compliant format. We also vary our rates for customers who prefer to make significant changes to their draft filings after the filings have been rendered by our software, but before such filings have been submitted to the SEC.

We believe that our business fills an important market need of smaller reporting issuers that cannot afford the high cost of some of our larger competitors. Moreover, the costs of compliance for smaller public companies is a substantial component of their operating budget, and our lower-cost solution provides a reliable means by which these companies can maintain compliance with the SEC’s reporting standards.

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Electronic Data Gathering Analysis and Retrieval (EDGAR)

In 1984, the SEC allocated $30 million to the creation of a standardized electronic filing protocol for reporting issuers and others filing reports under the Securities Act that would become known as Electronic Data Gathering Analysis and Retrieval (EDGAR). EDGAR automates the collection, validation, indexing, acceptance, and forwarding of SEC filings that is displayed in ASCII or HTML format and is freely available to the public on the SEC’s website www.sec.gov. In 1993, the SEC commenced a phased-in EDGAR filing requirement that became mandatory for U.S. public reporting companies in 1996 and thereafter for foreign filers in 2002.

eXtensible Business Reporting Language (XBRL)

XBRL was created in 1998 to be a standardized solution to reviewing comparable items in financial statements and footnotes across a broad array of reporting issuers in multiple industries. It is an international standard agreed upon by members of the accounting, financial, regulatory, academic and technology professions for making financial information more standardized and machine-readable. The standard is based on eXtensible Markup Language (XML), a technology standard for transmitting and consuming data across the Internet. XBRL provides substantial benefits in the preparation, analysis and communication of financial information by using tags based on standardized accounting industry definitions to describe and identify different financial line items. The SEC began a voluntary XBRL reporting program in 2005 and, in 2009, began implementing a phased mandatory reporting program that now applies to Securities Act and Exchange Act forms and reports for all operating companies that file with the SEC. In addition to furnishing XBRL tagged documents to the SEC, these companies are also required to post these documents on their corporate web sites. These new disclosures supplement, but do not immediately replace or change, the traditional electronic filing formats of ASCII or HTML.

Administrative Support Services

We are a currently in the development stage in respect of client support services for small to medium-sized businesses. Our objective is to provide increased business productivity by enabling our clients to outsource certain administrative functions, and allowing them to focus on operating and growing their core business. Our client support services include services such as remote receptionists, virtual office assistants, fully-equipped executive office suites, conference rooms, video and audio conferencing, cloud-based services, accounting, financial advisory, legal, and regulatory compliance and more. Our services are delivered by our expert team of professionals and enabled by our cloud-based technology platform, which allows our clients and their employees to efficiently use our services anytime and anywhere. We currently sell our services primarily through word of mouth and through the leveraging of existing strategic client relationships but we intend to take a more aggressive marketing approach to include marketing materials, social media campaigns, and radio advertising. We believe that our industry expertise and cost-efficient tailored service offerings provide us a competitive edge to our competitors.

Remote Receptionist

In an office, the receptionist is the first point of contact and the first impression is the most important. Our staff answers phone calls in the clients name with a personalized greeting. We will also screen, announce and transfer calls anywhere per the exact instructions provided by the client. Remote Receptionists are a simple yet very effective way to cut costs, and increase office efficiency and improve companies image. Remote Receptionist services are billed based upon the number of incoming calls answered for a given client. In addition to saving our clients the costs associated with having to pay a full time receptionist, Remote Receptionist also eliminates employee management and turnover, payroll taxes and benefits.

Virtual Office Assistants

Virtual Office Assistants provide administrative, creative or technical services. Virtual Office Assistants perform a similar function to an office secretary, or office manager, for both in-house and remote clients. Virtual Office Assistant services are generally billed on an hourly basis. Tasks that a Virtual Office Assistant might perform are:

•	Manage contact lists and customer spreadsheets;

•	Maintain a calendar and set up meetings;
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•	Take transcription and handle correspondence;

•	Make travel arrangements;

•	Handle billing and accounting;

•	Prepare and send out e-mail newsletters;

•	Prepare, collate and ship proposals and meeting materials;

•	Send out requested information to customers

•	Handle client inquiries by phone or e-mail

Executive Office Suites

Our Executive Suites are fully-furnished and serviced, and are well equipped for business with high speed internet access and dedicated phone lines. Meeting facilities are available, accommodating large groups for meetings, conferences and special events. We offer more flexible rental terms, as opposed to a conventional leased office which may require furnishing, equipment, and more restrictive leases. All of our Add-on services as detailed herein are available to allow tenants to use reception services, business machines and other resources, at a substantially reduced cost. Executive Office Suite rentals and leases are based upon square footage of the office space being rented or leased. Additional services are billed on an as needed basis.

Conference Rooms

We rent 3 conference rooms. From large conference rooms of up to 12 people, to smaller gatherings of 6-8 individuals, our professional conference facilities have the amenities to suit your business needs. Ideal for training rooms, depositions, or meetings, we offer basic phone and internet service, white boards and projectors, and projector screens. Conference rooms are subject to a two hour minimum rental fee.

Cloud-Based Services

Cloud-based services are applications, services or resources made available to users on demand via the internet. Cloud-based services help enhance productivity, and remove many of the IT management burdens associated with physical hardware and software. Because there aren't any physical servers that need to be purchased, configured or managed, it makes it easy to add additional users as the business grows and greatly reduces the amount of IT support required to keep things up and running and scale operations. Cloud-based services are charged through a usage-based model so that you only pay for what you use. Below are a few of the benefits of cloud-based services:

•	Cost-effectively provide employees the tools to be more productive;

•	Cloud-based services provide the latest tools, at a predictable monthly cost without the cost and pain of traditional upgrade processes;

•	Limited IT requirements for strategic business improvements;

•	Increased security for business processes;

•	Fault-tolerant solutions provided as part of the monthly fee;

Companies typically utilize cloud-based computing as a way to increase capacity, enhance functionality or add additional services on demand without having to commit to potentially expensive infrastructure costs or increase and train existing in-house support staff.

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Accounting and Financial Advisory

We staff top notch experienced accountants, and former "Big 4" auditors, with over 25 years of accounting experience. We provide various accounting and auditing services which include working with public companies and assisting them with financial reporting and SEC compliance issues. We have provide various services to primarily publicly traded companies, assisting them with internal preparation of GAAP compliant financial statements and otherwise helping them become compliant with SEC financial reporting requirements and procedures. Accounting and financial advisory services are generally billed on a per project basis.

Legal and Regulatory Compliance

Our associate attorney advisors have over 20 years’ experience. Some of the services we provide through our associate attorneys include securities law advisory, mergers and acquisitions, corporate finance, and U.S. and international public company regulatory issues to include compliance and regulatory matters in accordance with Sections 13(a) and 15(d) of the Securities Exchange Act of 1934. We have provided through our associate attorneys legal and advisory services for several small-cap public companies, including public companies traded on the London AIM, Frankfurt Stock Exchange, New York Stock Exchange, and the OTC Bulletin Board, and have worked closely with many public and private emerging growth companies throughout the world.

Merchant Processing Services

For every credit card transaction, there are at least four entities involved. The first two groups are the merchant and the customer. The other two parties involved are the card issuing bank and the bank providing the processing service to the merchant. Often however, you have an additional merchant service provider providing the merchant with the credit card processing service. While our merchant processing services are currently in the development stage, and are limited at this time, we currently offer web-based credit card processing services to our existing clients that require these services. Merchant processing services are billed at a rate of $x.xx per transaction processed through the Company’s web terminal.

Industry and Competition

Regulatory Filing Operations

The regulatory filing industry in the United States is highly competitive. We face competition from other filing services, as well as from corporate entities and law firms that provide their own filing services. We compete with a variety of companies, many of which have substantially greater technical, financial, marketing and other resources than we do, allowing them to compete more effectively than we can.

The industry in which we compete is highly competitive, with much larger and better capitalized organizations providing SEC filing services, as well as smaller service providers such as our Company, with relatively low barriers to entry. We do, however, believe that we can remain competitive with respect to a narrow subset of reporting issuers – those smaller issuers who cannot afford the substantial costs of engaging our larger competitors, but who still wish to remain compliant with the SEC’s reporting requirements. Overall, public company compliance costs can vary from $20,000 to $50,000 per year depending upon the regulatory requirements of an issuer. As a result, the cost of our filing service will remain the major competitive factor for the perceived future. In recent years, some of our larger competitors have developed integrated XBRL tagging and rendering solutions as part of accounting software packages. We do not have the resources to compete with these larger organizations and the range of products and services offered by them. Our ability to compete effectively will depend primarily on the level of training of our staff, the utilization of computer software and equipment and the ability to perform the services with speed and accuracy.

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Administrative Support Services

We face significant competition on a national and regional level from companies that deliver a range of bundled services that are generally similar to the services we provide. We anticipate that future competitors will enter this industry. Many of our current, and future, competitors have or may have greater marketing and financial resources than we do, and may be better positioned than we are in certain markets. Increased competition in our industry could result in price reductions or loss of market share, any of which could harm our business. We expect that we will continue to experience competitive pricing pressure. If we cannot compete effectively, our market share, business, results of operations and financial condition may suffer. We believe the principal competitive factors in our market include the following:

•	The level of customer satisfaction;

•	Ease of customer setup and on-boarding;

•	Total cost of service;

•	Brand awareness and reputation; and

•	Ability to serve customer needs;

We may not be successful in convincing potential clients that the outsourcing of certain services is a superior, cost-effective means of satisfying their business requirements.

If we cannot compete effectively against our competitors or against the alternative means by which companies meet their administrative, back-office and advisory obligations, our market share, business, results of operations and financial condition may suffer.

Merchant Processing Services

Merchant processing services represent a large and growing market that is fueled by a dramatic shift to the use and acceptance of credit-based services. According to the Nilson Report, purchase volume on credit and debit cards in the U.S. was $4.6 trillion in 2012 and is projected to reach $7.3 trillion by 2017, a compound annual growth rate of 9.5%. While we do not have the resources to compete with larger organizations and our products and services are more limited. We do, however, believe that we can remain competitive with respect to the products and services that we provide.

Growth Strategy

We intend to grow our business by attracting additional customers, as well as by seeking to provide additional regulatory filing services, administrative support services and merchant processing services to our existing clientele. For example, from time to time, we are asked to file documents with federal agencies other than the SEC, or we are asked to file documents with various U.S. state corporate and regulatory departments. Other than our website, we do not advertise our services, but instead rely on referrals from existing customers or through our business and commercial contacts.

Employees

As of the date of this propspectus, we have 2 employees, although we intend to hire additional personnel as we grow and develop our business. Although national unemployment rates remain high relative to historical averages, there exists a significant amount of competition for skilled personnel in the administrative support services, merchant services and regulatory filing services industry. Nevertheless, we expect to be able to attract and retain such additional employees as are necessary, commensurate with the anticipated future expansion of our business. Further, we expect to continue to use consultants, contract labor, attorneys and accountants as necessary.

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Properties

Our principal executive offices are located at 11650 South State Street, Suite 240, Draper, Utah 84020. We believe that our office facilities are suitable and adequate for our operations as currently conducted and contemplated.

Legal Proceedings

We are not currently subject to any legal proceedings, and to the best of our knowledge, no such proceeding is threatened, the results of which would have a material impact on our properties, results of operation, or financial condition. Nor, to the best of our knowledge, are any of our officers or directors involved in any legal proceedings in which we are an adverse party.

From time to time, we are also a party to certain legal proceedings incidental to the normal course of our business including the enforcement of our rights under contracts with purchasers and suppliers. While the outcome of these legal proceedings cannot at this time be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Board of Directors and Executive Officers

Our Board of Directors and our Executive Officers consist of the following individuals:

Name and Year First Elected Director(1)	Officer Position and Year of Appointment	Age	Background Information
Mary Foster (2015)	Chairman and Chief Executive Officer (2015)	50

Has been a member of the Board of Directors since June 1, 2015 when she joined the Company as Chief Executive Officer and Secretary. Prior to joining the Company, since July 2004 Mses. Foster provided legal and administrative compliance services in the U.S. and Europe and assisted 30 and 40 Act public reporting entities with their regulatory filing requirements, in addition to Section 16 and Form D filings, using the EDGAR and XBRL filing format according to the Securities and Exchange Commissions requirements,

Brandon Pehrson (2017)	Director (2017)	40

In addition to his role as an Independent Director of the Company. Mr. Pehrson is a successful land developer, and general contractor. Mr. Pehrson has built new homes, commercial buildings, assisted living centers mixed-use developments, retail, office, assisted living center, and multi-family buildings in urban and suburban locations as the developer and general contractor. Mr. Pehrson has successfully managed all phases of the property development process, including: negotiations of contracts, locating suitable property for desired use, due diligence, land acquisition, budgeting, forecasting, financing, entitlement, environmental mitigation, improvements, planning, permitting, design, value-oriented specifications, construction, marketing, sales, leasing, tenant improvements, and property management. Mr. Pehrson's strengths include creative problem solving to manage challenging projects that involve community opposition, negotiating with city planners, economic development departments, and complex transactions. Mr. Pehrson is a licensed real estate broker and general contractor.

(1) The business address of each of our officers and directors is 11650 South State Street, Suite 240, Draper, UT 84020.

Director Independence

Brandon Pehrson is considered an “independent director” as such term is defined in the published listing requirements of the New York Stock Exchange.

Compensation of Directors

Although we anticipate compensating the members of our board of directors in the future at industry levels, current members are not paid cash compensation for their service as directors. Each director may be reimbursed for certain expenses incurred in attending board of directors and committee meetings.

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Board of Directors Meetings and Committees

Although various items were reviewed and approved by the Board of Directors via unanimous written consent during the years ended December 31, 2016 and 2015 and the six months ended June 30, 2017, the Board held no in-person meetings.

We do not have Audit or Compensation Committees of our board of directors. Because of the lack of financial resources available to us, we also do not have an “audit committee financial expert” as such term is described in Item 401 of Regulation S-K promulgated by the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 20, 2014, the Company issued 100,000 shares of common stock of the Company to Chene C. Gardner, our Founder and former Chief Executive Officer, in exchange for founders services provided to the Company.

Also on March 20, 2014, the Company issued 10,000,000 shares of common stock to Mary Foster, our current Chief Executive Officer, in exchange for services provided to the Company.

EXECUTIVE COMPENSATION

The following table summarizes the total compensation for the two fiscal years ended December 31, 2016, of each person who served as our principal executive officer or principal financial and accounting officer collectively, (the “Named Executive Officers”) including any other executive officer who received more than $100,000 in annual compensation from the Company. Except as noted in footnote (2) below, we did not award cash bonuses, stock awards, stock options or non-equity incentive plan compensation to any Named Executive Officer during the two years ended December 31, 2016, thus these items are omitted from the table below:

Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Awards	All Other Compensation	Total

Mary Foster(1)	2016	$ —	$ —	$ —	$ —
Chief Executive Officer	2015	$ —	$ —	$ —	$ —
Chene C. Gardner(2)	2016	$ —	$ —	$ —	$ —
Chief Executive Officer	2015	$ —	$ —	$ —	$ —

(1)	Appointed as Chief Executive Officer on June 1, 2015.
(2)	Founder and former Chief Executive Officer of the Company.

There is no other arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as such.

Outstanding Equity Awards at Fiscal Year-End

We did not grant any equity awards to our Named Executive Officers or directors during the two years ended December 31, 2016.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership of each of our directors and executive officers, and each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and our executive officers and directors as a group, as of the date of this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Unless otherwise indicated, we believe that each beneficial owner set forth in the table has sole voting and investment power and has the same address as us. Our address is 11650 South State Street, Suite 240, Draper, Utah 84020. The following table describes the ownership of our voting securities, based on 11,700,000 shares of common stock issued and outstanding. (i) by each of our officers and directors, (ii) all of our officers and directors as a group, and (iii) each person known to us to own beneficially more than 5% of our common stock or any shares of our preferred stock.

Name of Beneficial Owner(1)	Number of Common Shares Beneficially Owned(2)	Percent of Class(3)
Mary Foster(4)	10,000,000	85.47%
Brandon Pehrson(5)	100,000	0.85%
Chene C. Gardner(6)	100,000	0.85%
All officers and directors as a group (2 persons)	10,100,000	86.32%

(1)     The address of each officer, director, and beneficial owner is c/o Edgar Express, Inc., 11650 South State Street, Suite 240, Draper, UT 84020.

(2)     The number of shares of common stock beneficially owned by any shareholder is determined by the sum of (i) all shares of common stock held directly or indirectly by such shareholder, and (ii) shares of common stock subject to options, warrants and/or conversion rights deemed beneficially owned by the shareholder that are currently exercisable or exercisable within 60 days.

(3)     The calculation of percentage of beneficial ownership is based upon: (i) 11,700,000 shares of common stock issued and outstanding as of the date of this prospectus, and (ii) shares of common stock subject to options, warrants and/or conversion rights deemed beneficially held by the shareholder that are currently exercisable or exercisable within 60 days. The percentage ownership of any shareholder is determined by assuming that the shareholder has exercised all options, warrants, and conversion rights to obtain additional securities, and that no other shareholder has exercised such rights. Except as otherwise indicated below, the persons and entity named in the table have sole voting and investment power with respect to all shares of common stock and voting rights shown as beneficially owned by them, subject to applicable community property laws.

(4)     Chief Executive Officer and Director of the Company.

(5)     Director of the Company.

(6)     Founder and former Director and Chief Executive Officer of the Company.

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DESCRIPTION OF CAPITAL STOCK

The Selling Stockholders are offering up to 1,550,000 shares of common stock for resale at a fixed price of $0.02 per share unless and until our common stock is quoted on the OTC. The following description of our capital stock is based on relevant portions of the Utah Revised Business Corporation Act (the “Utah Act”), and on our Articles of Incorporation (also sometimes referred to as our “charter”) and Bylaws. This summary may not contain all of the information that is important to you, and we refer you to the Utah Act and our Articles of Incorporation and Bylaws for a more detailed description of the provisions summarized below.

Edgar Express was organized as a corporation under the Utah Act on March 20, 2014. Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, there are 36 record holders of our common stock. There are no outstanding options or warrants to purchase our stock.

Our charter provides that our board of directors may not amend our Articles of Incorporation without approval of our shareholders, including holders of our preferred shares. A decrease or increase in the number of shares of capital stock which we may issue would require an amendment of our charter.

As of the date of this prospectus, we have 11,700,000 shares of common stock issued and outstanding, and 0 shares of preferred stock issued and outstanding.

Title of Class	Amount Authorized	Amount Held by Us or for our Account(1)	Amount Outstanding Exclusive of Amounts Shown Under(1)
Common stock, par value $.001 per share	50,000,000	—	11,700,000
Undesignated Preferred stock, par value $.001 per share	10,000,000	—	—
	60,000,000	0	11,700,000

____________________

(1)	Calculated as of October __, 2017.

Common Stock

Our charter authorizes us to issue up to 50,000,000 shares of common stock, par value $0.001 per share. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our common stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors.

Preferred Stock

Our charter authorizes us to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share. We currently have no classes of preferred stock designated, and no shares of preferred stock are issued and outstanding.

Options, Warrants, or other Convertible Instruments

We presently have no options, warrants, or other instruments that, by their terms, are convertible into shares of capital stock of the Company. Although we may adopt an equity-based incentive plan in the future, we presently have no such plan in place.

31

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Pursuant to our charter and under the Utah Act, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Utah law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to our directors, officers, employees and agents (and any other persons to which applicable law permits us to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Provisions of the Utah Act and Our Charter and Bylaws

Our charter and bylaws provide that our board of directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.

Business Combinations

Section 16-10a-1803 of the Utah Act, is applicable to corporations organized under the laws of the State of Utah. Subject to certain exceptions set forth therein, Section 16-10a-1803 of the Utah Act provides that a corporation shall not engage in any business combination with any “interested stockholder” for a five-year period following the date that such stockholder becomes an interested stockholder. Under certain circumstances, Section 16-10a-1803 of the Utah Act makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a two-year period, although the stockholders may, by adopting an amendment to the corporation's charter or by-laws, elect not to be governed by this section. Our charter and by-laws do not exclude us from the restrictions imposed under Section 16-10a-1803 of the Utah Act. It is anticipated that the provisions of Section 16-10a-1803 of the Utah Act may encourage companies interested in acquiring us to negotiate in advance with the board of directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the two years ended December 31, 2016 and December 31, 2015, and through the date of this registration statement, there were no disagreements with our auditor Michael T. Studer CPA P.C. (“Studer”) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Studer’s satisfaction would have caused it to make reference thereto in connection with its reports on the financial statements for such years. During the two years ended December 31, 2016 and December 31, 2015 and through the date of this registration statement, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

32

LEGAL MATTERS

The legality of certain securities offered by this prospectus will be passed upon for us by John D. Thomas, P.C., Draper, UT (“JDTPC”). John D. Thomas is a holder of 250,000 shares of our common stock. JDTPC is a professional corporation owned and controlled by John D. Thomas, the sole shareholder of JDTPC.

EXPERTS

The audited financial statements of the Company as of and for the fiscal years ended December 31, 2016 and 2015 included in this prospectus have been audited by Michael T. Studer, CPA, P.C., an independent registered public accounting firm. Such financial statements have been so included in reliance on the report given upon the authority of said firm as an expert in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, or the Securities Act, with respect to our shares of Common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or exhibits and schedules thereto. For further information with respect to our business and our securities, reference is made to the registration statement, including the amendments, exhibits and schedules thereto contained in the registration statement.

We also file annual, quarterly and current periodic reports and other information with the SEC under the Securities Exchange Act of 1934. You can inspect these reports and other information, as well as the registration statement and the related exhibits and schedules, without charge, at the public reference facilities of the SEC at room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site that contains reports and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Information contained on the SEC’s web site about us is not incorporated into this prospectus, and you should not consider information contained on the SEC’s web site to be part of this prospectus.

33

PART C---OTHER INFORMATION

Item 25. Financial Statements and Exhibits

1. Financial Statements

The following financial statements of Edgar Express, Inc. are included in Part A “Information Required in a Prospectus” of the Registration Statement:

EDGAR EXPRESS, INC.

All other information required in the financial statement schedules has been incorporated in the financial statements or notes thereto or has been omitted since the information is not applicable or not present in amounts sufficient to require submission of the schedule.

34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Edgar Express, Inc.

I have audited the accompanying balance sheets of Edgar Express, Inc. (the “Company”) as of December 31, 2016 and 2015 and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Edgar Express, Inc. as of December 31, 2016 and 2015 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MICHAEL T. STUDER, CPA, P.C.

Michael T. Studer, CPA, P.C.

Freeport, New York

October 5, 2017

35

EDGAR EXPRESS, INC.
Balance Sheets

ASSETS

	June 30,	December 31,	December 31,
	2017	2016	2015
	(Unaudited)
CURRENT ASSETS

Cash	$12,429	$138	$208
Accounts receivable, net of allowance for doubtful accounts of
$11,212, $11,087, and $9,997, respectively	25,135	16,856	10,540

Total Current Assets	37,564	16,994	10,748

TOTAL ASSETS	$37,564	$16,994	$10,748

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Notes payable	$313,371	$—	$—
Accounts payable and accrued liabilities	41,156	23,366	11,695
Loans payable	23,750	313,371	269,531

Total Current Liabilities	378,277	336,737	281,226

TOTAL LIABILITIES	378,277	336,737	281,226

STOCKHOLDERS' DEFICIT

Preferred stock, $0.001 par value; 10,000,000 shares authorized,
none issued	—	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized,
10,350,000, 10,350,000 and 10,100,000 shares issued
and outstanding, respectively	10,350	10,350	10,100
Additional paid-in capital	4,750	4,750	—
Accumulated deficit	(355,813)	(334,843)	(280,578)

Total Stockholders' Deficit	(340,713)	(319,743)	(270,478)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$37,564	$16,994	$10,748

The accompanying notes are an integral part of these financial statements

36

EDGAR EXPRESS, INC.
Statements of Operations

	For the Six Months Ended		For the Year Ended
	June 30,		December 31,
	2017	2016	2016	2015
	(Unaudited)	(Unaudited)

SERVICE REVENUES	$26,953	$14,665	$32,802	$32,062

OPERATING EXPENSES

Compensation and payroll taxes	29,162	27,813	56,892	51,808
Professional fees	2,500	8,888	21,960	16,066
Rent	3,000	3,000	6,000	6,000
Provision for doubtful accounts	125	939	1,090	6,588
Other operating expenses	499	466	954	734

Total Operating Expenses	35,286	41,106	86,896	81,196

LOSS FROM OPERATIONS	(8,333)	(26,441)	(54,094)	(49,134)

OTHER INCOME (EXPENSES)

Interest expense	(12,637)	(146)	(171)	(25)

Total Other Income (Expenses)	(12,637)	(146)	(171)	(25)

NET LOSS	$(20,970)	$(26,587)	$(54,265)	$(49,159)

Net loss per common share - basic and diluted	$(0.00)	$(0.00)	$(0.01)	$(0.00)

Weighted average common shares
outstanding - basic and diluted	10,350,000	10,100,000	10,162,158	10,100,000

The accompanying notes are an integral part of these financial statements

37

EDGAR EXPRESS, INC.
Statements of Stockholders' Deficit
From January 1, 2015 through June 30, 2017

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance, January 1, 2015	10,100,000	10,100	—	(231,419)	(221,319)

Net loss for the year ended
December 31, 2015	—	—	—	(49,159)	(49,159)

Balance, December 31, 2015	10,100,000	10,100	—	(280,578)	(270,478)

Common stock issued for services	250,000	250	4,750	—	5,000

Net loss for the year ended
December 31, 2016	—	—	—	(54,265)	(54,265)

Balance, December 31, 2016	10,350,000	10,350	4,750	(334,843)	(319,743)

Net loss for the six months ended
June 30, 2017 (Unaudited)	—	—	—	(20,970)	(20,970)

Balance, June 30, 2017 (Unaudited)	10,350,000	$10,350	$4,750	$(355,813)	$(340,713)

The accompanying notes are an integral part of these financial statements

38

EDGAR EXPRESS, INC.
Statements of Cash Flows

	For the Six Months Ended		For the Year Ended
	June 30,		December 31,
	2017	2016	2016	2015
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(20,970)	$(26,587)	$(54,265)	$(49,159)
Adjustments to reconcile net loss to net
cash used by operating activities:
Provision for doubtful accounts	125	939	1,090	6,588
Common stock issued for services	—	—	5,000	—
Changes in operating assets and liabilities:
Accounts receivable	(8,404)	(61)	(7,406)	(1,742)
Accounts payable and accrued liabilities	17,790	5,048	11,671	10,800

Net Cash Used by Operating Activities	(11,459)	(20,661)	(43,910)	(33,513)

CASH FLOWS FROM INVESTING ACTIVITIES:	—	—	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from loans payable (net)	23,750	20,490	43,840	33,150

Net Cash Provided by Financing Activities	23,750	20,490	43,840	33,150

NET INCREASE (DECREASE) IN CASH	12,291	(171)	(70)	(363)

CASH, BEGINNING OF PERIOD	138	208	208	571

CASH, END OF PERIOD	$12,429	$37	$138	$208

SUPPLEMENTAL CASH FLOW INFORMATION

Cash Payments For:

Interest	$274	$146	$171	$25
Taxes	$—	$—	$—	$—

NON-CASH FINANCING ACTIVITY:

Issuance of 8% demand promissory notes to entities
in settlement of non-interest bearing loans payable
effective January 1, 2017	$313,371	$—	$—	$—

The accompanying notes are an integral part of these financial statements

39

EDGAR EXPRESS, INC.

Notes to the Financial Statements

For the Six Months Ended June 30, 2017 and 2016 (Unaudited)

and For the Years Ended December 31, 2016 and 2015

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

a. Organization and Description of Business

The Company was organized in the State of Utah on July 11, 2007 and reincorporated on March 20, 2014. The Company is a full XML, XBRL and HTML compliant EDGAR and XBRL filing company. The Company provides these filing services to a limited number of small public companies that are required to file reports with the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”), or file registration statements or other documents with the SEC pursuant to the Securities Act. The Company utilizes third-party software to render word-processed documents, spreadsheets, and other items in a format acceptable to the SEC’s EDGAR system. In addition, the Company is able to modify Securities Act filings and Exchange Act reports in XBRL format to assist its customers in complying with the SEC’s XBRL requirements applicable to certain filings and reports.

b. Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year end.

c. Interim Financial Statements

The interim financial statements as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. These statements reflect all normal and recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the information contained herein. Operating results for the six months ended June 30, 2017 are not necessarily indicative of results that may be expected for the year ending December 31, 2017.

d. Cash and Cash Equivalents

Cash Equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition.

e. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

f. Accounts Receivable, Net of Allowance for Doubtful Accounts

The Company extends unsecured credit to customers in the ordinary course of business but mitigates risk by actively pursuing past due accounts. The allowance for doubtful accounts is based on customer financial condition, collection history and the aging of the related accounts receivable. A significant number of the Company’s customers are affiliated entities with a history of operating losses and limited cash flow. In addition, certain individuals affiliated with the Company have a history of facilitating the sale of the ownership control in those affiliated customer entities, at which time proceeds from the sale of the ownership control in the entity provides funds for the Company to collect past due receivables from services. (See Notes 2, 3, 4, 5 and 6).

40

EDGAR EXPRESS, INC.

Notes to the Financial Statements

For the Six Months Ended June 30, 2017 and 2016 (Unaudited)

and For the Years Ended December 31, 2016 and 2015

g. Revenue Recognition

Revenue from services is recognized upon completion of respective customer filings with the SEC. Revenue is not recognized unless all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed or determinable, (3) collectability is reasonably assured, and (4) delivery of services has occurred.

h. Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense for all periods presented was $-0-.

i. Basic and Diluted Net Loss Per Share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock issued and outstanding during the period. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

j. Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

k. Recent Accounting Pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

l. Financial Instruments

The Company follows FASB ASC 820-10-50, “Fair Value Measurements.” This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures.  The three levels are defined as follows:

- Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

- Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

- Level 3 inputs to valuation methodology are unobservable and significant to the fair value measurement.

41

EDGAR EXPRESS, INC.

Notes to the Financial Statements

For the Six Months Ended June 30, 2017 and 2016 (Unaudited)

and For the Years Ended December 31, 2016 and 2015

The carrying amounts reported in the balance sheets for cash, accounts receivable, and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

NOTE 2 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following:
	June 30,	December 31,
	2017	2016	2015
	(Unaudited)

Chene C. Gardner & Associates, Inc.	$12,500	$10,000	$5,000
Rent	15,000	12,000	6,000
Accrued interest payable on notes payable	12,363	—	—
Payroll taxes	893	866	695
Other accrued liabilities	400	500	—
Total	$41,156	$23,366	$11,695

Chene C. Gardner & Associates, Inc. is controlled by Chene Gardner, Founder and Chief Executive Officer of the Company from March 20, 2014 to June 1, 2015. Chene C. Gardner & Associates, Inc. has provided accounting services to the Company for accrued compensation of $1,250 per quarter commencing January 1, 2015 (reflected in the Statements of Operations within professional fees expense).

The rent is due Acadia Properties, LLC pursuant to a Sublease Agreement dated January 1, 2015. The term of the agreement is month to month and provides for rent of $500 per month. Acadia Properties, LLC is controlled by Kenneth I. Denos (See Notes 3, 4 and 6).

NOTE 3 - LOANS PAYABLE

Loans payable consist of the following:
	June 30,	December 31,
	2017	2016	2015
	(Unaudited)

Kenneth I. Denos P.C.	$23,350	$265,251	$238,211
Acadia Group, Inc.	400	44,700	27,900
Acadia Properties, LLC	—	3,420	3,420
Total	$23,750	$313,371	$269,531

The Loan Agreements with Kenneth I. Denos P.C., Acadia Group, Inc., and Acadia Properties, LLC were all dated in March 2014, do not provide for interest, and provide for repayment of the indebtedness at the earlier of (a) the Company attaining three consecutive months of net positive cash flow or (b) March 20, 2017.

Effective January 1, 2017, the Company issued 8% demand promissory notes totaling $313,371 in settlement of the $313,371 non-interest bearing loans payable outstanding at December 31, 2016. Kenneth I. Denos P.C., Acadia Group, Inc., and Acadia Properties, LLC are controlled by Kenneth I. Denos (See notes 4 and 6).

42

EDGAR EXPRESS, INC.

Notes to the Financial Statements

For the Six Months Ended June 30, 2017 and 2016 (Unaudited)

and For the Years Ended December 31, 2016 and 2015

NOTE 4 - NOTES PAYABLE

On January 1, 2017, the non-interest bearing loans payable totaling $313,371 at December 31, 2016 (See Note 3) were converted into 8% demand promissory notes. Notes payable at June 30, 2017 consist of the following:

June 30, 2017
(Unaudited)
Kenneth I. Denos, P.C., interest at 8%, due on demand	$265,251
Acadia Group, Inc., interest at 8%, due on demand	44,700
Acadia Properties, LLC, interest at 8%, due on demand	3,420
Total	$313,371

NOTE 5 - COMMON STOCK TRANSACTIONS

On March 20, 2014, the Company issued 10,100,000 restricted shares of common stock to Mary Foster, Chief Executive Officer of the Company (10,000,000 shares) and Chene Gardner, former Chief Executive Officer of the Company (100,000 shares) for services rendered. The shares were valued at $10,100 and charged to Company operations at that date.

On October 1, 2016, the Company issued 250,000 restricted shares of common stock for legal services rendered to the Company. The $5,000 fair value ($0.02 per share) of the 250,000 shares of common stock was expensed as professional fees in the three months ended December 31, 2016.

NOTE 6 - CONCENTRATIONS AND RELATED PARTY TRANSACTIONS

Accounts receivable, net, consists of:

	June 30,	December 31,
	2017	2016	2015
	(Unaudited)

Customer A (A)	$1,053	$—	$1,215
Customer B	6,804	2,691	—
Customer C (B)	12,903	10,884	8,146
Customer D	2,231	2,231	754
Customer E	1,050	1,050	425
Customer F (C)	—	—	—
Customer G (D)	—	—	—
Other	1,094	—	—

Total	$25,135	$16,856	$10,540

Related parties	$13,956	$10,884	$9,361
Non-related parties	11,179	5,972	1,179
Total	$25,135	$16,856	$10,540

43

EDGAR EXPRESS, INC.

Notes to the Financial Statements

For the Six Months Ended June 30, 2017 and 2016 (Unaudited)

and For the Years Ended December 31, 2016 and 2015

Service revenues consist of:

	Six Months Ended		Year Ended
	June 30,		December 31,
	2017	2016	2016	2015
	(Unaudited)

Customer A (A)	$18,749	$7,078	$12,091	$9,417
Customer B	4,197	—	4,147	—
Customer C (B)	2,060	629	2,794	2,885
Customer D	853	1,881	5,528	4,892
Customer E	—	4,141	4,505	4,875
Customer F (C)	—	90	90	5,272
Customer G (D)	—	846	846	4,388
Other	1,094	—	2,801	333

Total	$26,953	$14,665	$32,802	$32,062

Related parties	$20,809	$8,643	$15,821	$21,962
Non-related parties	6,144	6,022	16,981	10,100
Total	$26,953	$14,665	$32,802	$32,062

The provisions for doubtful accounts consist of:

	Six Months Ended		Year Ended
	June 30,		December 31,
	2017	2016	2016	2015
	(Unaudited)

Customer A (A)	$—	$—	$—	$—
Customer B	—	90	90	2,173
Customer C (B)	41	13	56	58
Customer D	—	(15)	30	(39)
Customer E	84	—	55	—
Customer F (C)	—	5	13	8
Customer G (D)	—	846	846	4,388

Total	$125	$939	$1,090	$6,588

Related parties	$41	$864	$915	$4,454
Non-related parties	84	75	175	2,134
Total	$125	$939	$1,090	$6,588

(A)	Kenneth I. Denos (see Notes 2, 3, and 4 above) has been Secretary and a Director of Customer A since 2011.
(B)	Chene C. Gardner (see Note 2) has been the sole officer and director of Customer C since July 11, 2017.

44

EDGAR EXPRESS, INC.

Notes to the Financial Statements

For the Six Months Ended June 30, 2017 and 2016 (Unaudited)

and For the Years Ended December 31, 2016 and 2015

(C)	Kenneth I. Denos has been the Chairman and Chief Executive Officer of Customer F since September 14, 2015. Chene C. Gardner has been the Chief Financial Officer of Customer F since October 6, 2015.
(D)	Kenneth I. Denos had voting control of Customer G to August 13, 2015.

The compensation and payroll taxes expense in the Statements of Operations for the six months ended June 30, 2017 and 2016 and for the years ended December 31, 2016 and 2015 includes $29,162, $27,813, $56,892, and $51,808, respectively, paid to the brother of Kenneth I. Denos.

NOTE 7 - INCOME TAXES

The Financial Accounting Standards Board (FASB) has issued FASB ASC 740-10.  FASB ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  This standard requires a company to determine whether it is more likely than not that a tax position will be sustained will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.  As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by FASB ASC 740-10.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

At June 30, 2017 the Company had net operating loss carryforwards of approximately $329,000 that may be offset against future taxable income through 2037. No tax benefits have been reported in the financial statements, because the potential tax benefits of the net operating loss carry forwards are offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a significant change in ownership occur, net operating loss carryforwards may be limited as to use in the future.

Net deferred tax assets consist of the following components:

	June 30,	December 31,
	2017	2016	2015
	(Unaudited)
Deferred tax assets:
NOL Carryover	$112,030	$104,943	$88,563
Allowance for doubtful accounts	3,812	3,770	3,399
Valuation allowance	(115,842)	(108,713)	(91,962)
Net deferred tax asset	$—	$—	$—

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EDGAR EXPRESS, INC.

Notes to the Financial Statements

For the Six Months Ended June 30, 2017 and 2016 (Unaudited)

and For the Years Ended December 31, 2016 and 2015

The income tax provision (benefit) differs from the amount of income tax determined by applying the U.S. federal income tax rate of 34% to pretax income due to the following:

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015
	(Unaudited)

Expected tax at 34%	$(7,130)	$(9,040)	$(18,450)	$(16,714)
Stock-based compensation	—	—	1,700	—
Change in valuation allowance	7,130	9,040	16,750	16,714
Provision for (benefit from) income taxes	$—	$—	$—	$—

For all periods presented, the Company had no unrecognized tax benefits that, if recognized, would affect the effective tax rate.

The Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The Company includes interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations in the provision for income taxes.  For all periods presented, the Company had no accrued interest or penalties.

All tax years remain subject to examination by major taxing jurisdictions.

NOTE 8 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has sustained significant net losses which have resulted in an accumulated deficit at June 30, 2017 of $355,813, has negative working capital, and negative cash flows from operations, all of which raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company believes these conditions have resulted from the inherent risks associated with small companies. Such risks include, but are not limited to, the ability to (i) generate revenues and sales of its products and services at levels sufficient to cover its costs and provide a return for investors, (ii) attract additional capital in order to finance growth, (iii) further develop and successfully market commercial products and services, and (iv) successfully compete with other comparable companies having financial, production and marketing resources significantly greater than those of the Company.

We are presently seeking additional debt and equity financing to provide sufficient funds for payment of obligations incurred and to fund our ongoing business plan.

We expect to rely on equity and debt financings to fund our capital resources requirements. We will be dependent on additional debt and equity financing to increase and develop our business, but we cannot assure you that any such financings will be available or will otherwise be made on terms acceptable to us, or that our present shareholders might suffer substantial dilution as a result.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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EDGAR EXPRESS, INC.

Notes to the Financial Statements

For the Six Months Ended June 30, 2017 and 2016 (Unaudited)

and For the Years Ended December 31, 2016 and 2015

NOTE 9 - SUBSEQUENT EVENTS

On July 1, 2017, the Company issued 100,000 restricted shares of its common stock to Brandon Pehrson for his services as an independent director of the Company. The shares were valued at $2,000 ($0.02 per share) and will be charged to operations during the three months ended September 30, 2017

From July 13, 2017 to July 28, 2017, the Company sold a total of 1,250,000 restricted shares of common stock to 32 investors at $0.02 per share for total cash consideration of $25,000.

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PROSPECTUS

EDGAR EXPRESS, INC.

UP TO 1,550,000 SHARES OF

COMMON STOCK

TO BE SOLD BY CURRENT SHAREHOLDERS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the issuer have not changed since the date hereof.

Until January 1, 2017 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS OCTOBER ___, 2017

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PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$0.00
Legal fees and expenses	25,000.00
Accounting fees and expenses	7,500.00
Miscellaneous	1,000.00
Total expenses	$33,500.00

Item 14. Indemnification of Directors and Officers

Pursuant to our charter and under the Utah Revised Business Corporation Act, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Utah law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to directors, officers, employees and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through by-law provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

Item 15. Recent Sales of Unregistered Securities

On March 20, 2014, the Company issued 100,000 shares of its common stock to Chene Gardner, our former Chief Executive Officer from March 20, 2014 to June 1, 2015, for services rendered to the Company.

On March 20, 2014, the Company issued 10,000,000 shares of its common stock to Mary Foster, our current Chief Executive Officer for services rendered the Company.

On October 1, 2016, the Company issued 250,000 shares of its common stock to John D. Thomas for legal services rendered to the Company.

On July 1, 2017, the Company issued 100,000 shares of its common stock to Brandon Pehrson for his services as an independent Director of the Company.

On July 13, 2017, the Company issued 50,000 shares of its common stock to 2 individuals at a price of $0.02 per share or an aggregate of $1,000.

On July 14, 2017, the Company issued 375,000 shares of its common stock to 11 individuals at a price of $0.02 per share or an aggregate of $7,500.

On July 16, 2017, the Company issued 25,000 shares of its common stock to an individual at a price of $0.02 per share or $500.

On July 17, 2017, the Company issued 250,000 shares of its common stock to 5 individuals at a price of $0.02 per share or an aggregate of $5,000.

On July 18, 2017, the Company issued 150,000 shares of its common stock to 4 individuals at a price of $0.02 per share or an aggregate of $3,000.

On July 19, 2017, the Company issued 100,000 shares of its common stock to 2 individuals at a price of $0.02 per share or an aggregate of $1,000.

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On July 20, 2017, the Company issued 100,000 shares of its common stock to 2 individuals at a price of $0.02 per share or an aggregate of $1,000.

On July 26, 2017, the Company issued 50,000 shares of its common stock to an individual at a price of $0.02 per share or $1,000.

On July 27, 2017, the Company issued 50,000 shares of its common stock to an individual at a price of $0.02 per share or $1,000.

On July 28, 2017, the Company issued 100,000 shares of its common stock to 3 individuals at a price of $0.02 per share or an aggregate of $2,000.

Exemption From Registration Claimed

All of the sales by the Company of its unregistered securities were made by the Company in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”). All of the individuals and/or entities listed above that purchased the unregistered securities were all known to the Company and its management, through pre-existing business relationships. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

With respect to the transactions noted above, no solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of the securities as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

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Item. 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of Edgar Express, Inc., dated September 15, 2016.
3.2	Amended and Restated Bylaws of Edgar Express, Inc., dated September 15, 2016.
5.1	Opinion of John D. Thomas, P.C.
14.1	Code of Ethics for the Registrant.
23.1	Consent of Michael T. Studer CPA, P.C.

Item 17. Undertakings

Undertakings of the Registrant

The Registrant hereby further undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Pursuant to our charter and under the Utah Act, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Utah law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to our directors, officers, employees and agents (and any other persons to which applicable law permits us to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

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Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned in her personal capacity, thereunto duly authorized, in the City of Draper, State of Utah, on the ___ day of October, 2017.

EDGAR EXPRESS, INC.

Dated: October __, 2017	/s/ Mary Foster
Mary Foster Chief Executive Officer (principal executive officer)

KNOW ALL MEN BY THESE PRESENT, each person whose signature appears below hereby constitutes and appoints Mary Foster and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Exchange Act, this Registration Statement has been signed by the following persons on behalf of the Registrant on the dates indicated.

Signature	Title	Date

/s/ Mary Foster	Chief Executive Officer and	October __, 2017
Mary Foster	Director

/s/ Brandon Pehrson	Director	October __, 2017
Brandon Pehrson

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